Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the merger of Radiancy, Inc. (“Radiancy”) and PhotoMedex, Inc. (“PhotoMedex”) in a transaction to be accounted for as a reverse acquisition with Radiancy treated as the accounting acquirer. Radiancy is considered the accounting acquirer even though PhotoMedex was issuer of common stock in the transaction based in part on the fact that upon completion of the merger, PhotoMedex stockholders (other than Radiancy, Ltd.) own approximately 25% of the combined company and Radiancy stockholders own approximately 75% of the combined company, measured on an “as-converted” basis. As used in the calculation of PhotoMedex stockholder and Radiancy stockholder ownership, “as-converted” means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding equity awards (including warrants and stock options), having exercise prices less than $25.00 per share; excluded from the calculation are securities held by Perseus, which have been extinguished as of result of discharge of PhotoMedex’s indebtedness to this creditor. The foregoing ownership percentages and “as-converted” calculations are measured as of December 13, 2011.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 reflect the reverse acquisition of Radiancy as if the event had occurred as of January 1, 2010. The unaudited pro forma condensed balance sheet as of September 30, 2011 reflects the reverse acquisition as if it had occurred on September 30, 2011.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of PhotoMedex, which are included in the Annual Report on Form 10-K of PhotoMedex for the year ended December 31, 2010. The unaudited pro forma condensed consolidated financial information for Radiancy should be read in conjunction with the historical consolidated financial statements and accompanying notes which are included in Exhibits 99.5 and 99.6 of this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations that would have resulted had the acquisition described above been consummated at the dates indicated, nor are they necessarily indicative of the results of operations which may be realized in the future. In connection with the pro forma financial data, Radiancy allocated the acquisition price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to PhotoMedex’s business, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that these final valuations will not result in material changes to the estimated acquisition price and its estimated allocation. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial data does not reflect these potential expenses and efficiencies. Furthermore, the pro forma condensed statement of operations does not include two material nonrecurring charges and the related tax effects which result directly from the transaction and which will be included in the income of the Company within the 12 months succeeding the transaction. The first nonrecurring charge is for the restricted stock compensation expense related to the issuance of restricted stock in connection with the merger, which is estimated to be approximately $5 million, as well as the acceleration of the vesting period of restricted stock previously issued. The second nonrecurring charge is the contingent liability of $1 million for two former Radiancy employees who are entitled to such payment upon an Exit event which the company will become liable for upon the merger consummation. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and the related notes of PhotoMedex, included in PhotoMedex’s periodic reports filed with the Securities and Exchange Commission, and Radiancy, included in Exhibits 99.5 and 99.6 of this Current Report on Form 8-K.

PhotoMedex, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2011

(In thousands)

	PhotoMedex Historical	Radiancy Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,417	$32,791	$(20,000)	(1)	$15,208
Short-term deposit	—	—	—		—
Accounts receivable, net	3,262	11,382	—		14,644
Inventories, net	7,578	12,395	—		19,973
Deferred tax asset	—	7,119	1,561	(1)	8,680
Prepaid expenses and other	1,009	1,932	—		2,941

Total current assets	14,266	65,619	(18,439)		61,446

Property and equipment, net	4,868	791	—		5,659
Deferred tax asset, long-term	—	—	28,441	(1)	28,441
Intangible assets, net	7,615	1,010	17,985	(1)	26,610
Goodwill	19,569	—	(82)	(1)	19,487
Other assets	711	490	(668)	(1)	533

Total assets	$47,029	$67,910	$27,237		$142,176

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of notes payable and long-term debt	$1,807	$—	$—		$1,807
Other current liabilities	10,310	18,683	(188)	(2)	28,805

Total current liabilities	12,117	18,683	(188)		30,612
Long-term liabilities:
Notes payable and long-term debt	357	—	—		357
Other liabilities	—	1,593	—		1,593
Convertible debt and related warrants	24,033	—	(24,033)	(2)	—

Total liabilities	36,507	20,276	(24,221)		32,562

Stockholders’ equity	10,522	47,634	51,458	(2)	109,614

Total liabilities and stockholders’ equity	$47,029	$67,910	$27,237		$142,176

PhotoMedex, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2011

(In thousands, except share and per share information)

	PhotoMedex Historical	Radiancy Historical	Pro Forma Adjustments		Pro Forma
Total revenues	$24,760	$103,333	$—		$128,093
Cost of revenues	12,746	20,054	878	(3)	33,678

Gross Profit	12,014	83,279	(878)		94,415

Operating expenses:
Selling, general and administrative	16,858	81,784	676	(3)	99,318
Engineering and product development	1,310	700	(4)	(3)	2,006

	18,168	82,484	672		101,324
Income (loss) from operations	(6,154)	795	(1,550)		(6,909)

Other income (loss):
Interest expense, net	(2,739)	—	1,985	(3)	(754)
Financing income (expense), net	—	101	—		101
Change in fair value of warrants	(1,442)	—	1,442	(3)	—

Income (loss) before income taxes	(10,335)	896	1,877		(7,562)
Income taxes	—	(1,393)	(4,251)	(3)	(5,644)

Net income (loss)	$(10,335)	$2,289	$6,128		$(1,918)

Net income (loss) per common share:
Basic	$(3.60)				$(0.11)
Diluted	$(3.60)				$(0.11)

Shares used in computing net income (loss) per common share:
Basic	2,868,619		15,084,370	(4)	17,952,989
Diluted	2,868,619				17,952,989

PhotoMedex, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

(In thousands, except share and per share information)

	PhotoMedex Historical	Radiancy Historical	Pro Forma Adjustments		Pro Forma
		(restated)*
Total revenues	$34,801	$70,071	$—		$104,872
Cost of revenues	18,720	16,465	1,157	(3)	36,342

Gross Profit	16,081	53,606	(1,157)		68,530

Operating expenses:
Selling, general and administrative	19,996	34,596	810	(3)	55,402
Engineering and product development	1,343	839	(7)	(3)	2,175

	21,339	35,435	803		57,577
Income (loss) from operations	(5,258)	18,171	(1,960)		10,953

Other income (loss):
Interest expense, net	(3,269)	—	2,360	(3)	(909)
Financing income (expense), net	—	(283)	—		(283)
Change in fair value of warrants	(197)	—	197	(3)	—

Income (loss) before income taxes	(8,724)	17,888	597		9,761
Income taxes	—	6,287	(3,162)	(3)	3,125

Net income (loss)	$(8,724)	$11,601	$3,759		$6,636

Net income (loss) per common share:
Basic	$(3.37)				$0.37
Diluted	$(3.37)				$0.36

Shares used in computing net income (loss) per common share:
Basic	2,589,519		15,319,020	(4)	17,908,539
Diluted	2,589,519				18,288,743

*	See Radiancy financial statements, Note 13—Restatements, on pages 30 to 32 of Exhibit 99.5 for further explanation of the restatement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

As of October 31, 2011, PhotoMedex entered into a merger agreement with Radiancy pursuant to which Radiancy will merge with a wholly-owned subsidiary of PhotoMedex. The merger closed on December 13, 2011. Radiancy was the acquirer for accounting purposes and as such the merger was accounted for as a reverse acquisition.

The consideration transferred to PhotoMedex is determined based on the amount of shares that Radiancy would have had to issue to PhotoMedex shareholders in order to provide the same ownership ratios as previously disclosed. The fair value of the consideration effectively transferred by Radiancy should be based on the most reliable measure. In this case, the market price of PhotoMedex shares provides a more reliable basis for measuring the consideration effectively transferred than the estimated fair value of the shares in Radiancy. The fair value of PhotoMedex common stock is based on the closing stock price on December 13, 2011 of $15.60, which is the closing stock price on the day of merger. The company expects that the allocation will be finalized within twelve months after the merger.

The estimate of the purchase price is as follows (in thousands)(unaudited):

Fair value of common stock of PhotoMedex shareholders(A)	$58,291
Deferred compensation on unvested restricted stock(B)	(6,832)
Fair value of warrants to be assumed(C)	317
Fair value of options to be assumed(D)	708
Repurchase of Perseus securities(E)	20,000
Warrants to be issued to PhotoMedex shareholders(F)	8,422
Options to be issued to PhotoMedex shareholders less unvested portion(G)	1,074

$81,980

A.	Based on 3,356,613 outstanding or deemed outstanding shares of PhotoMedex common stock at December 13, 2011 and 380,000 of additional restricted shares issued to two executives at the closing of the merger at the stock price of $15.60.
B.	Includes deferred compensation of $5,928 on the unvested restricted stock relates to the 380,000 of restricted shares issued at the closing of the merger, vesting over three years and deferred compensation of $904 on 200,000 unvested restricted stock that will continue to vest for three years after the closing of the merger, issued on March 30, 2011 with a closing stock price of $7.35. These unvested restricted shares are presented as a reduction as they are included in the outstanding shares above in A.
C.	The estimated fair value using the Black-Scholes pricing model for the 40,805 warrants to acquire PhotoMedex common stock at exercise prices ranging from $7.50 to $47.04 per share assumed in the merger and using a risk-free interest rate ranging from .11% to .37%, expected dividend yield of zero, expected volatility ranging from 53.02% to 99.46% is $317.
D.	The estimated fair value using the Black-Scholes pricing model for the 67,869 options to acquire PhotoMedex common stock at exercise prices ranging from $5.70 to $102.90 per share assumed in the merger and using a risk-free interest rate ranging from .01% to 1.48%, expected dividend yield of zero, expected volatility ranging from 43.09% to 99.55% is $708.
E.	The cash provided by Radiancy in order to exercise the PhotoMedex repurchase right agreement with Perseus for $20,000.
F.	The estimated fair value using the Black-Scholes pricing model for the 1,026,267 warrants of PhotoMedex common stock issued at the closing of the merger to PhotoMedex shareholders at an exercise price of $20.00 per share and using a risk-free interest rate of .37%, expected dividend yield of zero, expected volatility of 92.51% and a three year term is $8,422.

G.	The estimated fair value using the Black-Scholes pricing model for the 115,400 options of PhotoMedex common stock issued at the closing of the merger to two PhotoMedex executives at an exercise price of $15.60 per share as to 95,200 options and $20 per share as to 20,200 options and using a risk-free interest rate of 2.07%, expected dividend yield of zero, expected volatility of 81.03% and a ten year term is $1,468, less the unvested portion of these options of $394.

Balance Sheet

The purchase price of PhotoMedex was approximately $81,980 in aggregate consideration. The purchase price will be allocated to tangible and intangible assets and liabilities based on an estimate of the fair value of the assets acquired and the liabilities assumed. The significant intangible assets likely to be recognized in the valuation are core technologies, product technologies, customer relationships and tradenames. The estimated useful lives that these assets will be amortized, utilizing the straight line method, are ten years for the core technologies, customer relationships and tradenames and five years for product technologies. The following allocation (in thousands) of the aggregate fair value is preliminary and subject to adjustment based on the fair value of the assets acquired and the liabilities assumed.

Current assets	$15,827
Property plant and equipment	4,868
Deferred tax asset, long term	28,441
Identifiable intangible assets	25,600
Goodwill	19,487
Other assets	43
Current liabilities	(11,929)
Long-term debt	(357)

Total purchase price	$81,980

1.	Pro forma adjustments to assets consists of the following (in thousands) (unaudited):

	Cash and cash equivalents	Deferred tax asset, current	Deferred tax asset, long term	Intangible assets, net	Goodwill	Other assets
Repurchase of securities from Perseus	$(20,000)	$—	$—	$—	$—	$(668)
Eliminate historical intangibles, net and goodwill	—	—	—	(7,615)	(19,569)	—
Estimated fair value of deferred tax asset	—	1,561	28,441	—	—	—
Estimated fair value of intangibles acquired	—	—	—	25,600	—	—
Estimated fair value of goodwill	—	—	—	—	19,487	—

	$(20,000)	$1,561	$28,441	$17,985	$(82)	$(668)

2.	Pro forma adjustments to liabilities and equity consist of the following (in thousands) (unaudited):

	Other current liabilities	Convertible debt and related warrants	Stockholders Equity
Payoff of Perseus convertible notes	$(188)	$(24,033)	$3,553
Eliminate PhotoMedex’s equity(a)	—	—	(34,075)
Fair value of shares and other consideration assumed	—	—	81,877

	$(188)	$(24,033)	$51,355

(a)	Included in the elimination is (in thousands) (unaudited):

PhotoMedex stockholders’ equity as of September 30, 2011	$10,522
Investment of funds for the payoff Perseus convertible notes	20,000
Changes due to the payoff of Perseus convertible notes	3,553

Total	$34,075

3.	Pro forma statements of operations of PhotoMedex have been prepared as if the acquisition had occurred as of January 1, 2010 and consist of the following adjustments (in thousands) (unaudited):

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
Increase intangible amortization expense in cost of revenues	$878	$1,157
Increase intangible amortization expense in selling, general and administrative	676	810
Decrease intangible amortization expense in engineering and product development	(4)	(7)
Eliminate interest expense on the Perseus convertible notes	(1,985)	(2,360)
Eliminate income (expense) for the change in warrant liability related to convertible notes	(1,442)	(197)
Adjustments to income tax expense	(4,251)	(3,162)

	(6,128)	$(3,759)

The change in closing price to $15.60 did not result in any changes to the foregoing adjustments.

4.	Reflects the issuance of 15,084,370 shares of common stock in connection with the acquisition. The issuance of 15,084,370 shares was determined by starting with the number of PhotoMedex common stock that are issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex common stock that are issuable upon conversion or exercise of any outstanding convertible securities of PhotoMedex having a conversion price or exercise price that is less than $25.00 per share), which was estimated to be 3,814,790 multiplied by three as dictated in the merger agreement. That total, 11,444,370, is then increased by 3,640,000, as dictated by the merger agreement.

5.	The deferred tax asset arose based on the expected future profit of the combined company. The deferred tax asset includes:

The pro-forma tax adjustment for each period is broken down as follows (in thousands) (unaudited):

	Year ended December 31, 2010	Nine months ended September 30, 2011
Decrease to Current Tax Expense	$(3,032)	$—
Incremental Deferred Tax Benefit	(130)	(4,251)

Adjustment	$(3,162)	$(4,251)

The decrease to the current tax expense for the year ended December 31, 2010 is the result of the current period PhotoMedex loss offsetting Radiancy income from U.S. operations. There was no similar decrease in the nine-month period ended September 30, 2011, as Radiancy had a loss in that period from U.S. operations and therefore derived no benefit from the loss incurred by PhotoMedex in the same period or from PhotoMedex’ net operating loss carryforwards. The incremental deferred tax benefit in each period is related to additional deferred tax assets that have been created in the post-acquisition period. The change in closing price to $15.60 did not result in any changes to the foregoing adjustments.

The pro-forma components of ending deferred tax assets and liabilities on a combined basis are summarized as follows (in thousands) (unaudited):

Pro Forma Components from PhotoMedex	September 30, 2011
Current:
Accrued expenses and other	$1,561

Total current deferred tax assets	1,561
Non-Current
Net operating loss and credit carryforwards	25,712
Capitalized R&D	2,778
Intangibles	(1,013)
Property and equipment	4,186
Other non-current deferred assets	988

Total non-current deferred tax asset/(liability)	32,651
Less: valuation allowance	(4,210)

Non-current deferred tax asset, net of allowance	28,441

Net deferred tax asset Components from PhotoMedex	30,002
Component from Radiancy, current	7,119

Net deferred tax asset	$37,121

Prior to the acquisition, a full valuation allowance offset the net deferred tax assets of PhotoMedex. Given the future projected income of Radiancy, it was deemed appropriate that this valuation allowance be removed, except for a valuation allowance for operating loss carryforwards in the U.K. Due to the fact that the elimination of the valuation allowance was a direct result of the business combination, the impact of this was recorded as an adjustment to goodwill. Section 382 of the Internal Revenue Code was taken into account when determining the value of the deferred tax asset related to PhotoMedex’ U.S. net operating loss carryforwards at the time of the acquisition. No tax asset has been recognized with respect to net operating loss carryforwards that are deemed to be permanently limited under Section 382.